Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

December 12, 2022

Wildfire New PubCo, Inc.

386 Park Avenue South, FL 20

New York, NY 10016

Ladies and Gentlemen:

We have acted as counsel to Wildfire New Pubco, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4, File No. 333-266840 (as amended and together with all exhibits thereto, the “Registration Statement”), under the Securities Act of 1933 (as amended, the “Securities Act”), relating to the registration of the issuance by the Company of (i) an aggregate of up to 43,225,000 shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), (ii) up to 10,527 shares of Series A preferred stock of the Company, par value $0.0001 per share of the Company (the “Company Series A Preferred Stock”), (iii) up to 2,706,823 shares of the Company Common Stock upon the conversion of the Company Series A Preferred Stock (the “Company Conversion Stock”), (iv) 26,650,000 warrants to acquire shares of the Company Common Stock at an exercise price of eleven dollars fifty cents ($11.50) per share (the “Company Warrants”), (v) 26,650,000 shares of the Company Common Stock issuable upon the exercise of the Company Warrants (the “Warrant Shares”) and (vi) up to 11,259,197 shares of Company Common Stock issuable pursuant to the New Award Grants (the “Award Shares”). Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

The Company Warrants will be governed by the Warrant Agreement (the “Warrant Agreement”) dated as of January 26, 2021, by and between Jack Creek Investment Corp. (“JCIC”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), as assigned to and assumed by the Company pursuant to a Warrant Assumption Agreement to be entered into by and among JCIC, the Company, and the Warrant Agent in connection with the consummation of the Transactions (the “Warrant Assumption Agreement” and the Warrant Agreement as assigned and assumed pursuant thereto, the “Assumed Warrant Agreement”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the form of amended and restated certificate of incorporation of the Company to be effective upon the Closing (the “A&R Certificate of Incorporation”) that is filed as Exhibit 3.3 to the Registration Statement, (iii) the form of amended and restated by-laws of the Company to be effective upon the Closing that is filed as

December 12, 2022

Exhibit 3.4 to the Registration Statement, (iv) the form of amended and restated memorandum and articles of association of JCIC that is filed as Exhibit 3.5 to the Registration Statement, (v) the Warrant Agreement that is filed as Exhibit 4.1 to the Registration Statement , (vi) the Form of Warrant Assumption Agreement that is filed as Exhibit 4.2 to the Registration Statement, (vii) the Promissory Note, dated as of February 16, 2022, issued by JCIC to JCIC Sponsor LLC that is filed as Exhibit 10.4 to the Registration Statement, (viii) the form of Omnibus Incentive Plan that is filed as Exhibit 10.8 to the Registration Statement (the “Plan”) and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement and of JCIC contained in the Warrant Agreement. We have also assumed that each of JCIC and the Warrant Agent will duly authorize, execute and deliver the Warrant Assumption Agreement, and that the Warrant Agent (i) is validly existing, (ii) has duly authorized, executed and delivered the Warrant Agreement and (iii) had and/or has all requisite legal ability to do so.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that:

1.    The shares of Company Common Stock to be registered pursuant to the Registration Statement, when issued in connection with the completion of the Transactions on the terms and conditions set forth in the Registration Statement and the Merger Agreement, will be (i) duly authorized and (ii) when the Registration Statement has been declared effective under the Securities Act by order of the Commission, validly issued, fully paid and nonassessable.

2.    The shares of Company Series A Preferred Stock to be registered pursuant to the Registration Statement, when issued in connection with the completion of the Transactions on the terms and conditions set forth in the Registration Statement and the Merger Agreement, will be (i) duly authorized and (ii) when the Registration Statement has been declared effective under the Securities Act by order of the Commission, validly issued, fully paid and nonassessable.

3.    The Company Warrants, when exchanged pursuant to the terms of the Warrant Agreement and the Merger Agreement in connection with the Transactions and upon the execution and delivery of the Warrant Assumption Agreement by the parties thereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

December 12, 2022

4.    The Company Conversion Stock, when issued upon the conversion of the Company Series A Preferred Stock in accordance with the terms of the A&R Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

5.    The Warrant Shares, when issued upon the exercise of the applicable Company Warrant in accordance with the terms of the Assumed Warrant Agreement, will be validly issued, fully paid and nonassessable.

6.    The Award Shares, when issued pursuant to the New Award Grants in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the proxy statement/prospectus/consent solicitation statement which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP